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                  Resolutions of the Board of Directors of
               Global One Distribution and Merchandising Inc.

                      Assumption of KRSI Stock Options


     WHEREAS, Global One Distribution and Merchandising Inc. (the "Company") has entered into that certain Final Amended and Restated Agreement and Plan of Reorganization dated May 24, 1996, effective as of March 27, 1996 (the "Agreement"), with Kelly Russell Studios, Inc. ("KRSI") and certain other parties;

     WHEREAS, in accordance with the terms of the Agreement, the Company will become the holding company for KRSI through a series of merger transactions, and KRSI shareholders will receive shares of the Company's common stock, par value $.01 per share ("Company Common Stock");

     WHEREAS, in connection with these transactions, the Board of Directors of the Company has determined that it is in the Company's best interests to assume all KRSI stock options outstanding as of the date that such transactions as consummated (the "Effective Time");

     NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Company shall assume all KRSI stock options outstanding as of the Effective Time;

     FURTHER, RESOLVED, that shares of Company Common Stock shall be issued to holders of KRSI options upon such holders' proper exercise of such options in accordance with the terms and conditions of the holders' KRSI stock option agreements, with appropriate adjustments to be made in the amount of shares to be issued and the exercise prices therefor as of the time of exercise to reflect the Exchange Ratio, as such term is defined in Section 1.22 of the Agreement;

     FURTHER RESOLVED, that up to 603,970 shares of Company Common Stock be reserved for issuance to KRSI option holders hereunder;

     FURTHER RESOLVED, that the officers of the Company be, and they hereby are, authorized and directed to take such other actions as they deem necessary or appropriate to carry out the intent of the foregoing resolutions, including negotiating and executing agreements with each of the KRSI optionees for the assumption of options hereby authorized.